Exhibit (k)(18)

EXECUTION VERSION

SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is made as of June 17, 2019, between FS Multi Private Credit LLC, a Delaware limited liability company (the “Pledgor”), and Société Générale, as lender (together with its successors and assigns, in such capacity, the “Lender”) and as administrative agent (together with its successors and assigns, in such capacity, the “Agent”) under the Credit Agreement (as defined below) for the benefit of itself and the Lender. The Agent and the Lender are collectively referred to herein as the “Secured Parties”.

The Pledgor, the Lender and the Agent are parties to a Credit Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). In consideration of the Credit Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	INTERPRETATION

(a)          Definitions. Capitalized terms used herein and not defined herein have the meanings set forth in the Credit Agreement. Capitalized terms used herein that are defined in Article 1, Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”) shall have the respective meanings set forth therein. In the event of any inconsistency between the definitions in the Credit Agreement and the definitions in the UCC, the definitions in the UCC shall govern.

2.	GRANT OF SECURITY INTEREST

(a)          In order to secure the full and punctual payment of:

(i)          all principal of all Loans outstanding from time to time under the Credit Agreement;

(ii)         all interest (including after the commencement of any proceeding under any applicable Debtor Relief Law) and all fees on or with respect to such Loans; and

(iii)        all other amounts now or hereafter payable by the Pledgor pursuant to the Transaction Documents to the Secured Parties (the Obligations referred to in clauses (i), (ii) and (iii), collectively, the “Secured Obligations”);

the Pledgor hereby grants to the Agent for the benefit of the Secured Parties a continuing security interest in all right, title and interest of the Pledgor in the following property, whether now owned or existing or hereafter acquired or arising and wherever located:

(A)         the Pledgor’s (i) securities account identified on the Custodian’s books and records under the name of the Pledgor for the benefit of the Agent (the “Securities Account”) and (ii) deposit accounts entitled “FS Multi Private Credit LLC” with account numbers (x) 11069366 and (y) 11109303, each maintained with the Custodian, (as the same may be redesignated, renumbered or otherwise modified, and together with the Securities Account, the “Custody Account”), all Financial Assets held therein or credited thereto, all Security Entitlements in respect thereof, and all other assets, including all interests of the Pledgor in any entity, indicated on the Custodian’s books and records as being credited to or recorded in the Custody Account;

(B)         all assets held by the Custodian as bailee for the Agent or Lender;

(C)         all Investment Assets;

(D)         all Accounts, Documents, General Intangibles (including all of its rights under the Custody Agreement and each Advisory Agreement), Goods, Investment Property, Payment Intangibles, Instruments, Chattel Paper, Supporting Obligations, Securities, Financial Assets and Security Entitlements related to the Investment Assets; and

(E)         all products and Proceeds of any of the foregoing (including, without limitation, all dividends, distributions and payments received thereon or in exchange or substitution thereof), together with all books, records, writings, databases, information and other property evidencing, embodying or incorporating any of the foregoing; all such property, collectively, the “Collateral”.

Notwithstanding anything to the contrary contained in clauses (A) through (E) above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any and all margin stock. The Pledgor hereby agrees to sell margin stock constituting proceeds of the Collateral within 30 days.

(b)          The security interest granted by the Pledgor pursuant to Section 2(a) is granted as security only and shall not subject the Agent or any other Secured Party to, or transfer or in any way affect, any obligation or liability of the Pledgor with respect to any of the Collateral or any transaction in connection therewith.

3.	REPRESENTATIONS AND WARRANTIES OF PLEDGOR

The Pledgor represents and warrants to the Agent on the date hereof and on the date of the funding of each Loan (both before and immediately after giving effect thereto) that:

(a)          Identification. The Pledgor’s legal name is correctly set forth on the signature page hereto and the other information regarding the Pledgor set forth in this Agreement, including without limitation, below the Pledgor’s signature hereto is true, correct and complete on the date hereof. The Pledgor has not changed such its name, principal place of business or jurisdiction of organization in the past five years. The Pledgor does not have any Subsidiaries.

(b)          Good Title; No Liens. The Pledgor has good and marketable title to all of the Collateral, free and clear of any Lien, other than (i) the Liens granted under this Agreement and the other Transaction Documents (the “Transaction Liens”) and (ii) any other Permitted Liens.

(c)          Valid Security Interest. The security interest granted by the Pledgor to the Agent hereunder constitutes a valid security interest in all Collateral owned by the Pledgor, securing its Secured Obligations.

(d)          No Other Claims. The Pledgor has not performed any acts that would reasonably be expected to prevent the Agent from enforcing any of the provisions of this Agreement. No financing statement, security agreement, mortgage, deed, charge or similar or equivalent document or instrument covering all or part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral except for documents and instruments filed in connection with the Liens created hereunder or in connection with Permitted Liens.

(e)          Filing, Recording or Registration. The Pledgor has (i) delivered to the Agent a file search report (or equivalent document) dated as of a recent date and in form and substance reasonably satisfactory to the Agent, showing any and all filings, recordings and registrations made with respect to any judgments or Liens against the Pledgor or the Collateral and in effect as of such date, and (ii) duly completed, executed and delivered the requisite copies of any such filing, recording or registration (or amendment or termination thereof) to the Agent as may be necessary or desirable to terminate any such filings, recordings and registrations then in effect and to ensure that (subject to the provisions of the Transaction Documents) the Transaction Liens rank prior to all Liens and rights of others in the Collateral, and hereby authorizes the Agent (to the extent such authorization is required) to make such filing, recording or registration on the Pledgor’s behalf. The Pledgor hereby authorizes the Agent and its counsel to file any financing or continuation statements and amendments thereto, in all jurisdictions and with all filing offices as the Agent may reasonably determine are necessary to perfect the security interest granted by this Agreement. Such financing statements may describe the collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Agent may determine is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral, including, without limitation, describing such property as “all assets of the debtor whether now owned or hereafter acquired” or words of similar meaning.

(f)          Perfection and Priority. After giving effect to the execution of the Control Agreement by the parties thereto and, with respect to the Custody Account, (x) the Lien on the Custody Account and on each Security Entitlement posted is perfected, subject to no prior Liens or rights of others (other than Permitted Liens) and (y) the Agent has Control of the Custody Account and each such Security Entitlement.

(g)          Third Party Security Agreement. The Pledgor is not bound under UCC Section 9-203(d) or otherwise by any security agreement entered into by another Person with respect to the Collateral.

(h)          Consents. In connection with the transfer and/or pledge of the Collateral to the Agent, all required notices to third parties have been given and any required consents or approvals from third parties have been obtained.

(i)          Investment Assets. No Investment Assets or other Collateral is evidenced or represented by any certificate, Instrument, note or Chattel Paper other than such as has been delivered to and is in the possession of the Agent or the Custodian.

4.	COVENANTS OF PLEDGOR

(a)          Consents and Filings. The Pledgor shall obtain any approval, consent, exemption or authorization from, deliver any notices to, and make any filings with, any Governmental Authority and any other Person, and take any other action, as is necessary or advisable under the Organization Documents of, or Laws applicable to, the Pledgor or any Collateral, or any Contractual Obligation to which the Pledgor or any of the Collateral is bound, or as shall otherwise be reasonably requested by the Agent, to provide the Agent with the equivalent under applicable Laws of an enforceable perfected first-priority security interest in all of the Collateral.

(b)          Actions Outside the U.S. If and so long as the Collateral includes any Security Entitlement in respect of a Financial Asset issued by a legal entity organized under the laws of a jurisdiction outside the United States of America, the Pledgor will take all such action as may be required under the laws of such foreign jurisdiction to ensure that the Transaction Liens rank prior to all Liens and rights of others therein other than Permitted Liens

(c)          Certain Actions of Pledgor. The Pledgor will not, (i) move its principal place of business or chief executive office to another jurisdiction or change the jurisdiction of its organization, (ii) change its name, identity or organizational structure, (iii) form any Subsidiary, or (iv) become bound, as provided in UCC Section 9-203(d) or otherwise, by a Security Agreement entered into by another Person with respect to the Collateral other than in connection with Permitted Liens, unless, in the case of clause (i) or (ii) the Pledgor shall have provided the Agent written notice within 30 days of having taken any such action (and including in such written notice the information required for the Agent to file new, or amended effective financing statements), or, in the case of clauses (iii) or (iv), the Pledgor shall have the prior written consent of the Agent.

(d)          Further Assurances. The Pledgor will, from time to time, at its expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action that from time to time may be necessary in order to (i) create, preserve, protect or perfect the Transaction Liens, (ii) cause the Agent to have Control of the Collateral to the extent provided herein or (iii) enable the Agent to exercise and enforce any of its rights, powers and remedies with respect to the Collateral. If any assets constituting Collateral are acquired by the Pledgor after the date hereof (other than assets constituting Collateral that become subject to the Lien of this Agreement upon acquisition thereof and other than assets upon which the Agent has a first perfected Lien), the Pledgor will notify the Agent thereof, and, if requested by the Agent, the Pledgor will cause such assets to be subjected to a Lien securing the Secured Obligations and will take such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, all at the expense of the Pledgor.

(e)          Information. The Pledgor will, promptly upon written request, provide to the Agent (i) copies of any notices and other communications received by it with respect to Security Entitlements as to which the Pledgor is the Entitlement Holder and (ii) all information and evidence concerning the Collateral that the Agent may request from time to time to enable it to enforce the provisions of this Agreement.

(f)           Possession of Collateral. After the date of this Agreement, no Collateral (except to the extent subject to Permitted Liens) will be in the possession or under the Control of any other person having a claim thereto or security interest therein.

5.	VOTING RIGHTS, DIVIDENDS, ETC.

(a)          So long as the Agent has not given the notice referred to in Section 5(b) below:

(i)          The Pledgor shall be entitled to exercise all voting or consensual rights and powers relating or pertaining to the Collateral or any part thereof for any purpose; provided that the Pledgor agrees that it will not exercise any such right or power in any manner which would violate this Agreement or any other Loan Document or cause or result in a material adverse effect on the value of the Collateral or any part thereof (but, for the avoidance of doubt, this clause shall not prohibit the Pledgor from amending the documentation relating to any investment of the Pledgor (including to reduce or increase interest, change maturity, change payment or redemption dates or modify, alter, amend or delete any covenant or condition) to the extent such amendment was permitted by the Credit Agreement and entered into by the Pledgor in good faith and in the ordinary course of its business).

(ii)         The Pledgor shall be entitled to receive and retain any lawful dividend, distributions, principal and interest payable in respect of the Collateral that is paid in cash if permitted by the Credit Agreement, but all dividends and distributions in respect of the Collateral or any part thereof made in shares of stock or securities or other property or representing any return of capital, whether resulting from a subdivision, combination or reclassification of Collateral or any part thereof or received in exchange for Collateral or any part thereof or as a result of any merger, consolidation, acquisition or other exchange of assets shall be part of the Collateral hereunder and, if received by any Pledgor, shall be forthwith delivered to the Agent in due form for transfer (i.e., endorsed in blank or accompanied by stock or other appropriate transfer powers executed in blank) to be held for the purposes of this Agreement.

(iii)        The Agent shall execute and deliver, or cause to be executed and delivered, to the Pledgor, at the sole expense of the Pledgor, all proxies, powers of attorney, dividend orders and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the rights and powers that it is entitled to exercise pursuant to Section 5(a)(i) above and to receive the dividends, distributions and payments that it is authorized to retain pursuant to Section 5(a)(ii) above.

(b)          Upon notice from the Agent during the existence of an Event of Default, and so long as the same shall be continuing, all rights and powers that the Pledgor is entitled to exercise pursuant to Section 5(a)(i) hereof, and all rights of the Pledgor to receive and retain dividends, distributions, principal and interest pursuant to Section 5(a)(ii) hereof, shall forthwith cease, and all such rights and powers shall thereupon become vested in the Agent which shall have, during the existence of such Event of Default, the sole and exclusive authority to exercise such rights and powers and to receive such dividends, distributions, principal and interest. All money and other property paid over to or received by the Agent pursuant to this Section 5(b) shall be retained by the Agent as additional Collateral hereunder and applied in accordance with the provisions hereof.

6.    REMEDIES. If an Event of Default has occurred and is continuing, the Agent, in addition to its rights under the Credit Agreement may exercise all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to the Collateral and all rights under any other applicable Laws and, in addition, the Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, withdraw all property held in the Custody Account, and if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell, lease, license or otherwise dispose of the Collateral or any part thereof in accordance with the UCC and applicable law.

7.    APPLICATION OF PROCEEDS. If an Event of Default has occurred and is continuing, the Agent may apply (i) any cash held in the Custody Account and (ii) the proceeds of any sale or other disposition of all or any part of the Collateral, in the following order of priorities:

(a)          first, to pay the expenses of such sale or other disposition, including reasonable compensation to agents of and counsel for the Agent, and all expenses, liabilities and advances incurred or made by the Agent in connection with the Security Documents, and any other amounts then due and payable to the Agent or any other Secured Party in respect of any expenses in connection with or any indemnity under the Transaction Documents;

(b)          second, to pay ratably all interest and fees (including after the commencement of any proceeding under any applicable Debtor Relief Law, to the fullest extent permitted by applicable law) in respect of the Secured Obligations, until payment in full of all such interest and fees shall have been made;

(c)          third, to pay the unpaid principal of the Secured Obligations ratably, until payment in full of the principal of all Secured Obligations shall have been made;

(d)          fourth, to pay all other Secured Obligations ratably, until payment in full of all such other Secured Obligations shall have been made; and

(e)          finally, to pay to the Pledgor or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral.

The Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

8.    FEES AND EXPENSES; INDEMNIFICATION. The Pledgor will forthwith upon written demand pay to the Agent:

(a)          the amount of any taxes (other than Excluded Taxes) that the Agent is or has been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon other than Permitted Liens;

(b)          the amount of any reasonable and documented out of pocket fees and expenses, including transfer taxes (other than Excluded Taxes) and reasonable and documented fees and expenses of one counsel for the Agent plus one local counsel per applicable jurisdiction and one regulatory specialist, that the Agent may incur in connection with (x) the administration or enforcement of the Security Documents, including such reasonable expenses as are incurred to preserve the value of the Collateral or the validity, perfection, rank or value of any Transaction Lien, (y) the redemption, collection, sale or other disposition of any Collateral or (z) the exercise by the Agent of any of its rights or powers under the Security Documents;

(c)          the amount of any fees that the Pledgor shall have agreed in writing to pay to the Agent and that shall have become due and payable in accordance with such written agreement; and

(d)          the amount required to indemnify the Agent for, or hold it harmless and defend it against, any loss, liability or expense (including the reasonable fees and expenses of one counsel for the Agent plus one local counsel per applicable jurisdiction and one regulatory specialist or sub-agents appointed by it hereunder) incurred or suffered by the Agent in connection with the Security Documents, except to the extent that such loss, liability or expense arises from the Agent’s gross negligence or willful misconduct.

Any such amount not paid to the Agent within 10 days of demand will bear interest for each day thereafter until paid at a rate per annum equal to the Default Rate. If any transfer tax, documentary stamp tax or other tax (in each case other than an Excluded Tax) is payable in connection with any transfer or other transaction provided for in the Security Documents, the Pledgor will pay such tax and provide any required tax stamps to the Agent or as otherwise required by law.

9.    AUTHORITY TO ADMINISTER COLLATERAL. The Pledgor irrevocably appoints the Agent its true and lawful attorney, with full power of substitution, in the name of the Pledgor, a Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the expense of the Pledgor, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of the Collateral:

(a)          to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b)          to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(c)          to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Agent were the absolute owner thereof, and

(d)          to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Collateral that threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Agent will give the Pledgor at least ten days prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (x) contain the information specified in UCC Section 9-613, (y) be Authenticated and (z) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

10.  LIMITATION ON DUTY IN RESPECT OF COLLATERAL. Beyond the exercise of reasonable care in the custody and preservation thereof, the Agent will have no duty as to any Collateral in its possession or Control or in the possession or Control of any sub-agent or bailee (including, without limitation, any Securities Intermediary) or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or Control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee (including, without limitation, any Securities Intermediary) selected by the Agent in good faith, except to the extent that such liability arises from the Agent’s gross negligence or willful misconduct.

11.  TERMINATION, RELEASE.

(a)          The Transaction Liens granted by the Pledgor shall terminate and all rights to the Collateral shall revert to the Pledgor immediately when (i) the Commitment shall have terminated and (ii) all Secured Obligations shall have been paid in full, other than any obligations that by their terms survive termination of the applicable Transaction Document. Upon any termination of the Transaction Liens and release of Collateral, the Agent will, at the expense of the Pledgor, execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence the termination of the Transaction Liens and the release of the Collateral.

(b)          Upon any sale, transfer, distribution or disposal of property permitted by the Credit Agreement (each a “Disposition”), (i) the Agent’s security interest created hereby in the Collateral subject to such Disposition shall automatically be released (provided that such security interest shall attach to the Proceeds of such Disposition), and (ii) promptly after the request by the Pledgor, the Agent shall, at the sole cost and expense of the Pledgor, deliver to the Pledgor such instruments, UCC termination statements and other documents, and provide for the delivery of such instructions to the Custodian, in each case as the Pledgor may reasonably request for the purpose of releasing or evidencing the release of (in fact and as a matter of record) the Security Interest in the Collateral subject to such Disposition.

12.  MISCELLANEOUS.

(a)          Notices. Each notice, request or other communication given to any party hereunder shall be in writing (which term includes facsimile or other electronic transmission) and shall be effective when received. Any party may change its address, facsimile number and/or e-mail address for purposes of this Section 12(a) by giving notice of such change to the Agent and the Pledgor in the manner specified above.

(b)          No Implied Waivers; Remedies Not Exclusive. No failure by the Agent or any other Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Agent or any other Secured Party of any right or remedy under any Transaction Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Transaction Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

(c)          Successors and Assigns. This Agreement is for the benefit of the Agent and the Secured Parties. If all or any part of a Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Pledgor and its successors and assigns.

(d)          Amendments and Waivers. Neither this Agreement nor any provision hereof may be waived, amended, modified or terminated except pursuant to an agreement or agreements in writing entered into by the parties hereto.

(e)          Choice of Law. This Agreement and the other Transaction Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Transaction Document (except, as to any other Transaction Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the state of New York without regard to the choice of law rules thereof, other than Section 5-1401 and 5-1402 of the New York General Obligations Law, which shall govern; provided that the Agent shall retain all rights arising under federal law; except, in each case, (i) as otherwise required by mandatory provisions of law, (ii) to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction and (iii) to the extent the perfection, the effect of perfection or non-perfection, or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, each reference to “UCC” herein shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

(f)           Submission to Jurisdiction. Each party hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York County for purposes of all legal proceedings arising out of or relating to this Agreement; provided that any suit seeking enforcement against any Collateral or other property may be brought, at the Agent’s option, in the courts of any jurisdiction where such Collateral or other property may be found. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(g)          WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

(h)          Severability. If any provision of any Security Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Security Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Agent and the other Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

(i)           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above.

FS MULTI PRIVATE CREDIT LLC, as Pledgor

By: FS MULTI-ALTERNATIVE INCOME FUND, its sole member

By:	/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer

Jurisdiction of Organization: Delaware

Address for Notices:

FS Multi Private Credit LLC

c/o KKR Credit Advisors (US) LLC

555 California Street

San Francisco, CA 94104

Attention: Isha Shah

Email: Treasury—SF@KKR.com; isha.shah@kkr.com

With a copy to

FS Multi Private Credit LLC

c/o FS Multi-Alternative Income Fund

Attention : Edward T. Gallivan, Jr., Chief Financial Officer

201 Rouse Boulevard

Philadelphia, PA 19112

Telephone: (215) 220-4531

Email: credit.notices@fsinvestments.com;

FSMAIF_Team@fsinvestments.com;

Portfolio_finance@fsinvestments.com

SOCIÉTÉ GÉNÉRALE, as Agent and Lender

By:	/s/ Julien Thinat
Name: Julien Thinat
Title: Authorized Signatory

Address for Notices:	Société Générale
245 Park Avenue
New York, New York 10167
Telephone:	212-278-5533
Attention:	Navid Hazeghi
E-mail:	navid.hazeghi@sgcib.com